Exhibit 10.3
FINDER FEE AGREEMENT
     This Finder Fee Agreement (the “Agreement”) is entered into on the 30th day of August, 2006 between PawnMart, Inc., a Nevada corporation (the “Company”), and Abbington Capital Group LLC, a Delaware limited liability company (“Finder”). Sometimes the Company and Finder are referred to herein individually as a “party” and collectively as the “parties.”
     WHEREAS, 3,050,000 Series A Convertible Preferred Shares (the “Shares”) of Integrity Mutual Funds, Inc. (“Integrity”) are issued and outstanding, and are currently held of record by approximately eight shareholders; and
     WHEREAS, Finder has introduced the Company to Ancora Securities, Inc. (“Ancora”), which holds of record the Shares beneficially held by the eight Shareholders; and
     WHEREAS, the Company, as buyer, and Ancora, as broker, have entered into a purchase and sale agreement dated on or about August 30, 2006 (the “Integrity Agreement”) whereby Ancora will arrange to deliver to the Company a minimum of 2,000,000 and a maximum of 3,050,000 Shares; and
     WHEREAS, the Company has agreed to purchase all Shares delivered by Ancora under the terms of the Integrity Agreement;
     NOW, THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which is acknowledged by the parties, the parties agree as follows:
     1. Finder’s Fee. The Company agrees to pay Finder a cash finder’s fee of 33/100 cents ($0.0033) per Share for each Share delivered by Ancora and purchased by the Company, up to a maximum of $10,000.00.
     2. Payment. The Finder’s Fee will be paid to Finder within three (3) business days after the closing of the purchase and sale of the Shares, which is anticipated occur on or about October 1, 2006.
     3. Acceptance of Investment. The Company will only be liable for payment of a Finder’s Fee if the purchase and sale of the Shares is closed.
     4. Representations of Finder. Finder hereby represents that its participation in the transaction will be limited to introducing Ancora to the Company, and nothing more. Finder will not discuss nor negotiate any terms or details of the transaction with the holders of the Shares outstanding.
     5. Termination. This Agreement can be terminated by either party by written notice, delivered by hand or by certified mail, to the addresses for Company and Finder. Such termination shall not effect the obligations under this Agreement for any introductions or funding arrangements made prior to the date of the termination.

     6. Notices.
          (a) Any notice under this Agreement must be written. Notices must be either (i) hand delivered to the address set forth below for the recipient; or (ii) placed in the United States mail, certified, return receipt requested, addressed to the recipient as specified below; or (iii) deposited with an overnight delivery service, addressed to the recipient as specified below; or (iv) telecopied by facsimile transmission to the party at the telecopy number listed below, provided that the transmission is confirmed by telephone on the date of the transmission and is followed with a copy sent by overnight delivery or regular mail to the address specified below. Any mailed notice is effective upon deposit with the United States Postal Service or the overnight delivery service, as applicable; all other notices are effective upon receipt.
          (b) The Company’s address for all purposes under this Agreement is:
PawnMart, Inc.
6400 Atlantic Boulevard, Suite 190
Norcross, Georgia 30071
Attention: Jeffrey A. Cummer
Telephone: 678-720-0660
Telecopy: 678-720-0671
with a copy to:
Margaret E. Holland
Holland, Johns, Schwartz & Penny, L.L.P.
306 West Seventh Street, Suite 500
Fort Worth, Texas 76102
Telephone: 817-335-1050
Telecopy: 817-332-3140
          (c) Finder’s address for all purposes under this Agreement is:
Abbington Capital Group LLC
5 Abbington Drive
Lloyd Harbor, NY 11743
Telephone: 631-549-1859
Attention: Jerry Szilagyi
Telecopy: 631-549-1859
          (d) A party may designate another address for this Agreement by giving the other parties at least five (5) business days’ advance notice of its address change. A party’s attorney may send notices on behalf of that party, but a notice is not effective against a party if sent only to that party’s attorney.
     7. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the state of Texas.

     8. Submission to Jurisdiction. The parties hereby irrevocably submit to the jurisdiction of any Texas state or United States federal court sitting in Tarrant County, Texas over any action or proceeding arising out of or relating to this Agreement, and the parties hereby irrevocably agree that all claims in respect of such action or proceeding may be heard and determined in such state or federal court. Each party hereby irrevocably consents to the service of any and all process in any such action or proceeding by the mailing of copies of such process to such party at its or his address as specified below. Each party agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each party further waives any objection to venue in such state and any objection to an action or proceeding in such state on the basis of forum non conveniens. Each party waives any right it or he may have to a jury trial.
     9. Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement shall become binding upon the parties hereto when one or more counterparts of this Agreement, individually or taken together, bear the signatures of all of the parties hereto.
     10. Entire Agreement. This Agreement constitutes the only agreement between the parties relating to the subject matter of this Agreement and no prior or contemporaneous representations, promises, understandings or agreements, oral or otherwise, not herein contained shall be of any force or effect.
     IN WITNESS WHEREOF, this Agreement has been executed in multiple originals by the parties hereto on the date and year first above written.

Company:	PawnMart, Inc.

	By:	/s/ Dwayne A. Moyers
Dwayne A. Moyers,
Chairman & CEO

Finder:	Abbington Capital Group LLC

	By:	/s/ Jerry Szilagyi

Jerry Szilagyi, President